SECOND AMENDMENT TO THE MODIFICATION AGREEMENT

This Second Amendment (this "Amendment) to the Modification Agreement dated January 25, 2016 (the "Modification Agreement') and subsequently amended on February 16, 2016 (the "First Amendment") is made and entered into as of this 25th day of March, 2016 by and between Medovex Corporation, a Nevada corporation with its principal offices at 3729 Hardee Avenue, Atlanta, Georgia 30341 (the "MDVX" or the "Company") and Steve Gorlin, an individual with an address of 1234 Airport Rd, #105, Destin, FL 32541 ("Gorlin"). Gorlin and the Company are collectively referred to as the "Parties".

WHEREAS, Gorlin purchased from the Company $1.0 million of the Company's 5.5% Convertible Promissory Notes due November 9, 2017 (the "Maturity Date"), on November 9, 2015 (the "Note") (terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note or in the Modification Agreement) and received certain warrants (the "Warrants") dated November 9, 2015 in connection therewith; and

WHEREAS, the Company and Gorlin entered into the Modification Agreement which provided amongst other things that the Note would convert at $1.75 per share into an aggregate of 571,429 shares of common stock; and

WHEREAS, the Company and Gorlin entered into the First Amendment which provided, amongst other things, that the shares received in the Modification Agreement were reduced from 571,429 shares to 552,041 shares, and the Warrant Exercise Price was reduced to $1.825, and

WHEREAS, the Company and Gorlin wish to extend the date when the second advance of one million dollars must be made and clarify the composition of the first advance of one million dollars;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Extension of Date to Advance Second Principal Amount of One Million Dollars.

    The date for the remaining One Million Dollar commitment at the end of the second sentence of the Note and (ii) of the Modification Agreement is changed from March 1, 2016 and March 25, 2016, respectively, to November 1, 2016.

2. Clarification on Composition of the One Million Dollars already Advanced

The Company and Gorlin acknowledge and agree that the first advance by Gorlin of One Million Dollars ($1,000,000) was comprised of $970,000 of cash and $30,000 of directors' fees owed or owing to Gorlin.

3. SEC Reports. The Company agrees to file a report under the Securities Exchange Act of 1934 announcing the matters set forth in this Amendment.

5. Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to the Company at: 3729 Hardee Avenue Atlanta, Georgia 30341 and to Gorlin at: 1234 Airport Road, 3105, Destin, FL 32541.

6. Parties in Interest. This Agreement is made solely for the benefit of Gorlin and the Company, and their respective controlling person directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

7. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of the Agreement.

8. Applicable Law; Venue and Jurisdiction; Injunctive Relief. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. Any action arising out of this agreement shall be brought exclusively in court of competent jurisdiction located in New York County, New York, and the parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts. Nothing herein shall limit the Company's right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Gorlin's failure to satisfy the obligations set forth in paragraph 3 of the Modification Agreement as required pursuant to the terms thereof.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

10. Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Gorlin.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MEDOVEX CORPORATION

By:/s/ Jarrett Gorlin
Name: Jarrett Gorlin
Its: Chief Executive Officer

/s/ Steve Gorlin
Steve Gorlin